AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC
SUPPLEMENT NO. 12, DATED APRIL 2, 2012,
TO THE PROSPECTUS, DATED AUGUST 15, 2011

Monthly Pricing Supplement
(unaudited)

On April 2, 2012, our net asset value (“NAV”) per institutional share is $9.013 and our NAV per retail share is $9.055.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of March 1, 2012:	$2,327,516.24
Net Assets as of April 2, 2012:
Real Estate Properties, at Fair Value	$23,158,153.00
Non-Real Estate Assets (1)
Cash and Cash Equivalents	163,581.33
Accrued Rental Income	499,068.94
Prepaid Organizational and Other Costs	3,036,272.41
Total Net Assets	26,857,075.68
Liabilities
Financing	21,073,627.95
Other Liabilities (1)	3,411,952.40
Total liabilities	24,485,580.35
Net Asset Value	$2,371,495.33

(1)	As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining Net Asset Value. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost. After such initial valuations, the value of the Real Estate Properties will be determined based in part on the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition. Based on historical operations, the value of the Real Estate Properties represents an 7.90% capitalization rate.

Monthly Adjustment and Calculation of NAV

Institutional Shares
NAV
Net Asset Value for Institutional shares as of March 1, 2012:	$38,008.27 ($9.001)
Share Purchases and Redemptions for the month of April 2012:
Share Purchases	-
Share Redemptions	-
Activity for the month of April 2012: (2)
Accrual of Portfolio Revenue	1,135.19
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(1,070.87)
Accrual of Organizational and Offering Expenses	(16.85)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to March 1, 2012
Ending NAV on April 2, 2012 (per institutional share)	$38,055.74 ($9.013)

Retail Shares
NAV
Net Asset Value for Retail shares as of March 1, 2012:	$2,289,507.97 ($9.036)
Share Purchases and Redemptions for the month of April 2012:
Share Purchases	41,099.79
Share Redemptions	-
Activity for the month of April 2012: (2)
Accrual of Portfolio Revenue	69,469.01
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(65,518.79)
Accrual of Organizational and Offering Expenses	(1,118.39)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to March 1, 2012
Ending NAV on April 2, 2012 (per retail share)	$2,333,439.59 ($9.055)

(2)	The beginning NAV and the monthly activity for March 2012 have been allocated between the institutional shares and the retail shares in proportion to the NAV of the institutional shares and the retail shares on the corresponding NAV date.

(3)	Other Expenses, consist of all of our operating and administrative expenses, other than asset management fees and organizational and offering expenses.

The NAV per share for a particular day can be found on our website at www.arcdailynav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

www.arcdailynav.com - 1.866.532.4743

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
March 2, 2012	$9.001	$9.044
March 5, 2012	$9.001	$9.044
March 6, 2012	$9.001	$9.044
March 7, 2012	$9.002	$9.044
March 8, 2012	$9.002	$9.044
March 9, 2012	$9.002	$9.044
March 12, 2012	$9.002	$9.044
March 13, 2012	$9.002	$9.044
March 14, 2012	$9.002	$9.044
March 15, 2012	$9.002	$9.044
March 16, 2012	$9.002	$9.044
March 19, 2012	$9.002	$9.044
March 20, 2012	$9.002	$9.044
March 21, 2012	$9.002	$9.044
March 22, 2012	$9.003	$9.045
March 23, 2012	$9.004	$9.046
March 26, 2012	$9.008	$9.050
March 27, 2012	$9.009	$9.051
March 28, 2012	$9.009	$9.051
March 29, 2012	$9.010	$9.052
March 30, 2012	$9.011	$9.053
April 2, 2012	$9.013	$9.055

www.arcdailynav.com - 1.866.532.4743